Exhibit 99.1

PROTECTION ONE ANNOUNCES FIRST QUARTER 2007 RESULTS

Company’s Monitoring Unit Reports Higher Revenue, Lower Attrition, Increase in RMR Base

Company to conduct conference call to review results today at 8:30 a.m. Eastern Time

LAWRENCE, Kan., May 15, 2007 — Protection One, Inc. (NASDAQ: PONE), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the first quarter ended March 31, 2007.

Richard Ginsburg, Protection One’s President and CEO, commented, “As we headed into our April 2, 2007 merger with IASG, our Protection One Monitoring reporting unit was delivering faster retail growth and lower attrition.  Retail RMR (recurring monthly revenue) grew at an annualized rate of 2.9% in the first quarter of 2007 compared to a 1.2% rate during all of 2006.  Net growth of retail RMR was aided by our third consecutive quarter of declining retail RMR cancels.”

First Quarter 2007 Results

As noted above, the merger with IASG was consummated on April 2, 2007, thus the results described below reflect the performance of Protection One before the merger and exclude IASG’s results.

The Company recorded total revenue of $68.7 million in the first quarter of 2007, an increase of 3.0% over the $66.7 million reported for the first quarter of 2006.   Net loss in the first quarter of 2007 was $(5.3) million, or $(0.29) per share compared to $(2.5) million, or $(0.14) per share in the same period last year.

Monitoring and related services revenue in the first quarter of 2007 was $62.1 million, up 1.0% from the $61.5 million for the same period in 2006 due to higher average RMR in its Protection One Monitoring segment.

Our monitoring and related services margin decreased approximately $0.8 million due to (i) declining revenue in the Company’s Network Multifamily reporting unit, (ii) the relatively higher costs of servicing our growing commercial base and (iii) maintaining and upgrading systems required to provide cellular-based monitoring services.

Other revenue increased by $1.4 million, of which $0.8 million was due to an increase in amortization of deferred customer acquisition revenue and $0.6 million was from our growing installation activity.

Principally as a result of $3.3 million of increased amortization of deferred customer acquisition costs, other cost of revenue and selling expenses increased by a combined $3.9 million in the first quarter of 2007 compared to the first quarter of 2006, from $16.0 million to $19.9 million.  These deferred costs are reflected on our balance sheet and have grown significantly since adoption of pushdown accounting in early 2005.  Partially offsetting these cost increases, general and administrative costs declined by $0.5 million and amortization and depreciation declined by approximately $1.6 million in the first quarter of 2007 compared to the same period one year ago.

As a result of the net increase in direct and operating costs, operating income in the first quarter of 2007 was $4.4 million compared to $5.6 million in the first quarter of 2006.

Total other expense, which consists mainly of interest expense, increased by $1.5 million to $9.5 million in 2007’s first quarter, from $8.0 million in 2006.  The increase reflects a higher average debt outstanding from borrowings made in connection with the Company’s May 2006 special dividend.  Total other expense also includes non-cash amortization of debt costs and discounts of $1.8 million in 2007 and $1.5 million in 2006.

The Company had 18,239,953 weighted average number of shares outstanding in the first quarter of 2007 compared to 18,212,887 in the first quarter of 2006.

Recurring Monthly Revenue

Recurring monthly revenue (RMR) as of March 31, 2007 was $20.1 million, up 0.9% from $19.9 million as of March 31, 2006.  The Company’s Protection One Monitoring reporting unit ended the first quarter of 2007 with $17.5 million RMR, up 1.9% from one year earlier.  In the first quarter of 2007, this reporting unit added approximately $523,000 of retail RMR through internal sales efforts, 4.6% more than it added in the first quarter of 2006.  That same reporting unit reduced retail RMR cancels by 7.9% in the first quarter of 2007 compared to the year earlier period, excluding the impact of Hurricane Katrina.

The Company’s Network Multifamily reporting unit ended the first quarter of 2007 with $2.6 million RMR, down 5.8% from one year earlier.  Though RMR additions and cancels were relatively unchanged in this year’s first quarter compared to last year’s, RMR cancels declined significantly on a sequential quarter basis.

See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems), the annualized first quarter 2007 gross retail customer attrition rate for the Protection One Monitoring reporting unit decreased to 10.7% from 11.6% during the first quarter of 2006. (Please note that all of the 2006 attrition numbers reported herein exclude the impact of Hurricane Katrina.)  Calculated on a trailing 12 months basis ending March 31, the gross retail customer attrition rate decreased to 12.1% in 2007 from 12.6% in 2006.

Including the benefit of move-in accounts, the annualized first quarter 2007 net retail customer attrition rate for the Protection One Monitoring reporting unit decreased to 8.7% from 9.4% during the first quarter of 2006.  Calculated on a trailing 12 months basis ending March 31, the net retail customer attrition was 9.9% in 2007 compared to 10.2% for the same quarter a year ago.

The Company believes that its improving retail attrition rate in its Protection One Monitoring unit is benefiting from a slowdown in the new housing market and fewer customer moves.

For the Company’s Network Multifamily reporting unit, the annualized first quarter 2007 customer attrition rate decreased to 7.1% from 7.4% during the first quarter of 2006.  On a trailing 12 months basis ending March 31, the customer attrition rate was 11.8% in 2007 compared to 6.5% in 2006. The increase was due to an adjustment in the fourth quarter of 2006 to accrue for “at-risk” RMR and due to a higher number of contracts expiring in the former year’s period.  The number of contracts expiring in 2007 is approximately the same as the number that expired in 2006.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the first quarter of 2007 was $20.2 million.  The Company reported adjusted EBITDA of $20.8 million in the first quarter of 2006.  See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

The Company’s total debt and capital leases outstanding, excluding debt discounts, as of March 31, 2007, was $410.5 million, compared to $410.8 million as of December 31, 2006.  The Company had $297.0 million outstanding under its senior secured credit facility as of March 31, 2007.

The Company’s cash and equivalents as of March 31, 2007 were $25.9 million compared to $24.6 million at December 31, 2006.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.

Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, employee retention or sale-related expenses.  Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	Quarter Ended
	March 31,
	2007	2006
Loss before income taxes	$(5,133)	$(2,415)
Plus:
Interest expense	9,527	7,959
Amortization and depreciation expense	9,520	11,085
Amortization of deferred costs in excess of amortization of deferred revenue	6,046	3,531
Stock based compensation expense	272	528
Corporate consolidation costs (a)	—	20
Less:
Other expense (income)	(22)	46
Adjusted EBITDA	$20,210	$20,754

(a)             Corporate consolidation costs relate to the consolidation of management and other corporate functions of our Network Multifamily segment and include severance payments and accrued expenses relating to retention agreements.

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenue reflected on the consolidated statements of operations.

	Quarter ended
	March 31,
	2007	2006
	(dollar amounts in millions)
Recurring Monthly Revenue at March 31	$20.1	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.8	0.5
Other revenue (a)	2.6	2.1
Revenue (GAAP basis):
March	23.5	22.5
January – February	45.2	44.2
Total period revenue	$68.7	$66.7

(a) Revenue not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 8:30 a.m. Eastern Time to review these results. The call may be accessed by dialing (800) 565-5442 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 7745708.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until May 30, 2007. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 7745708.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which we expect will be filed with the SEC on May 15, 2007, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring, Criticom Monitoring Services (CMS). For more information about Protection One, visit www.ProtectionOne.com.

Protection One and Subsidiaries

Summary Income Statement
(Amounts in thousands, except per share amounts)|
(unaudited)

	Quarter Ended March 31,
	2007	2006
Revenue:
Monitoring & related services	$62,092	$61,493
Other	6,591	5,183
Total revenue	68,683	66,676

Cost of revenue:
Monitoring & related services	18,780	17,396
Other	8,845	6,462
Total cost of revenue	27,625	23,858

Selling expense	11,117	9,566
General & administrative	16,049	16,557
Corporate consolidation costs	—	20
Amortization of intangibles and depreciation expense	9,520	11,085
Total operating expenses	36,686	37,228

Operating income	4,372	5,590

Other expense (income)
Interest expense	9,896	8,234
Interest income	(369)	(275)
Other	(22)	46
Total other expense	9,505	8,005

Loss before income taxes	(5,133)	(2,415)
Income tax expense	(162)	(92)

Net loss	$(5,295)	$(2,507)

Net loss per common share	$(0.29)	$(0.14)

Other Data:

Weighted average common shares outstanding	18,240	18,213

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

(Amounts in thousands, except per share amounts)

(unaudited)

Balance Sheet Data:

	March 31, 2007	December 31, 2006
ASSETS
Current assets	$64,804	$64,647
Restricted cash	1,923	1,900
Property and equipment, net	22,403	22,430
Customer accounts, net	192,949	200,371
Goodwill	12,160	12,160
Trade name	25,812	25,812
Deferred customer acquisition costs	111,543	105,954
Other assets	9,602	10,679
	$441,196	$443,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$66,076	$69,637
Long term debt, net of current portion	393,069	391,991
Deferred customer acquisition revenue	65,678	60,781
Deferred tax liability	245	251
Other liabilities	1,257	1,236
Total liabilities	526,325	523,896

Stockholders’ equity	(85,129)	(79,943)
	$441,196	$443,953

	Quarter Ended March 31,
	2007	2006
Cash Flow Data:

Net cash provided by operating activities	$10,503	$13,684

Net cash used in investing activities	$(8,290)	$(7,368)

Net cash used in financing activities	$(911)	$(589)